Exhibit 99.3

Diamondback Energy Launches Proposed $250 Million Offering of Senior Notes

MIDLAND, Texas, Dec. 14, 2016 (GLOBE NEWSWIRE) — Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”) today announced that it proposes to offer, subject to market conditions and other factors, $250 million aggregate principal amount of its senior notes due 2025 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will be issued under a new indenture and will rank equally with Diamondback’s other senior indebtedness. Diamondback expects to use the net proceeds of the Notes offering, together with the net proceeds from its concurrent equity offering, cash on hand and other financing sources, to fund the cash consideration for its previously announced pending acquisition of certain oil and natural gas assets of Brigham Resources Operating, LLC and Brigham Resources Midstream, LLC.

The Notes will be general unsecured senior obligations of Diamondback, will be guaranteed on a senior unsecured basis by certain of Diamondback’s subsidiaries and will pay interest semi-annually.

The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Bone Spring, Clearfork and Cline formations.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. Diamondback cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Diamondback cannot assure you that the proposed transaction described above will be consummated on the terms Diamondback currently contemplates, if at all. Information concerning these and other factors can be found in Diamondback’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Diamondback undertakes no obligation to update any forward-looking statement contained in this press release, even if Diamondback’s expectations or any related events, conditions or circumstances change. Diamondback is not responsible for any changes made to this release by wire or Internet services.

Investor Contact:

Adam Lawlis

+1 432.221.7467

alawlis@diamondbackenergy.com

Source: Diamondback Energy, Inc.